UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 19, 2023

MARATHON BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	000-56269	86-2191258
(State or Other Jurisdiction)	(Commission File No.)	(I.R.S. Employer
of Incorporation)		Identification No.)

500 Scott Street, Wausau, Wisconsin		54403
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (715) 845-7331

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Not Applicable	Not Applicable	Not Applicable

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

(a) On September 19, 2023, the audit committee of the Board of Directors of Marathon Bancorp, Inc. (the “Company”), after considering the recommendation of management and consulting with Bonadio & Co., LLP (“Bonadio”), the Company’s independent registered public accounting firm, concluded: that (a) the Company’s previously issued audited consolidated financial statements for the fiscal year ended June 30, 2022, included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2022, and (b) the Company’s unaudited consolidated financial statements for the periods ended September 30, 2021, December 31, 2021, March 31, 2022, September 30, 2022, December 31, 2022 and March 31, 2023 as reported in the Company’s Quarterly Reports on Form 10-Q for those periods should no longer be relied upon and will be restated (the “Restatement”).

The Company determined that it erroneously maintained a deferred tax liability, which it will not be required to recapture as management does not intend to redeem stock, make distributions in excess of earnings and profits, or take other actions that would result in the recapture of this reserve. Marathon Bank (the “Bank”) previously included a deferred tax liability for its pre-1988 excess tax bad debt deductions because it originally concluded that its 1993 charter conversion resulted in it ceasing to be a “thrift.” Upon further investigation during fiscal year 2023, the Company determined that the charter conversion from a Mutual Savings and Loan Association to a Mutual Savings Bank charter did not disqualify it from the special provisions provided to “thrift” institutions regarding the ability to forego recognition of a deferred tax liability.

As a thrift institution, the Bank is subject to special provisions in the tax laws regarding its allowable tax bad debt deductions and related tax bad debt reserves. These deductions are determined using methods based on loss experience or a percentage of taxable income. Tax bad debt reserves represent the excess of allowable deductions over actual bad debt losses and include a defined base-year amount. Deferred tax liabilities are recognized with respect to reserves in excess of the base-year amount, as well as any portion of the base-year amount that is expected to become taxable (or “recaptured”) in the foreseeable future.

Therefore, as of July 1, 2021, to correct this accounting error, the Company recorded an adjustment to opening retained earnings and deferred tax assets in the amount of $481,798. At June 30, 2023 and 2022, the Company had an unrecaptured pre-1988 federal bad debt reserve of approximately $1.5 million for which no federal income tax provision has been made. As noted above, a deferred tax liability has not been provided on this amount, as management does not intend to redeem stock, make distributions in excess of earnings and profits, or take other actions that would result in recapture of the reserve.

The Company intends to file an Annual Report on Form 10-K for the fiscal year ended June 30, 2023, containing (a) restated audited consolidated financial statements for the fiscal year ended June 30, 2022 and (b) selected restated unaudited consolidated financial statement data for the quarterly periods in the fiscal year ended June 30, 2023 and for the quarterly periods in the fiscal year ended June 30, 2022, as soon as practicable.

The Company has discussed with Bonadio the matters related to the Restatement as disclosed in this Item 4.02.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, general economic conditions, inflation, changes in interest rates, the impact of the COVID-19 pandemic, regulatory considerations, and competition and the other risks described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  Forward-looking statements speak only as of the date they are made, and we assume no obligation to update any of these statements in light of new information, future events or otherwise unless required under federal securities laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Marathon Bancorp, Inc.
DATE: September 20, 2023	By:	/s/ Nicholas W. Zillges
Nicholas W. Zillges President and Chief Executive Officer